Exhibit 5.1

    HUNTON ANDREWS KURTH LLP
FILE NO: 102963.0074239

February 24, 2025

IES Holdings, Inc.
2 Riverway, Suite 1730
Houston, Texas 77056

Re: IES Holdings, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to IES Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers the offer and sale of 825,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), under the IES Holdings, Inc. Amended and Restated 2006 Equity Incentive Plan (as of February 20, 2025) (the “Amended Plan”). The Shares comprise (i) 750,000 additional shares of Common Stock authorized for issuance under the Amended Plan and (ii) 75,000 shares of Common Stock that may again become available for issuance pursuant to Awards (as defined in the Amended Plan) under the Amended Plan in accordance with Section 4(b) of the Amended Plan.
The Amended Plan amended, restated and renamed the Integrated Electrical Services, Inc. Amended and Restated 2006 Equity Incentive Plan (as of February 9, 2016) (the “2016 Plan”), which amended and restated the Integrated Electrical Services, Inc. Amended and Restated 2006 Equity Incentive Plan (as of October 9, 2007) (the “2007 Plan”), which amended and restated the Integrated Electrical Services, Inc. 2006 Equity Incentive Plan (Effective as of May 12, 2006) (the “2006 Plan”).
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON
LONDON LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC
www.Hunton.com

IES Holdings, Inc.
February 24, 2025

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, among other things, (i) the Registration Statement, (ii) the Amended Plan, the 2016 Plan, the 2007 Plan, and the 2006 Plan, (iii) the Second Amended and Restated Certificate of Incorporation of the Company, as amended, (iv) the Company’s Amended and Restated Bylaws, and (v) certain resolutions of the Board of Directors of the Company certified to us to be true and correct by the Company.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Company and (ii) statements and certifications of public officials and others.
For purposes of rendering the opinion expressed below, we have assumed that, at the time of issuance of the Shares pursuant to the Amended Plan, (i) any conditions to the issuance of the Shares under to the Amended Plan and the applicable Award Agreements (as defined in the Amended Plan) will be satisfied in full; (ii) the Amended Plan will remain in effect and will not have been amended or modified in any manner that affects adversely the validity of the Shares upon issuance thereunder; (iii) there will be no agreements or understandings between or among the Company and any participant in the Amended Plan that would expand, modify, or otherwise affect the terms of the Amended Plan or the respective rights or obligations of the participants thereunder; and (iv) the applicable Award Agreements will not contain any provisions inconsistent with such opinion.
Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and subject to the Registration Statement becoming effective under the Securities Act, when issued and sold against consideration therefor in accordance with the terms of the Amended Plan and the applicable Award Agreements, and registered on the Company’s stock transfer records in the name or on behalf of the persons acquiring such Shares pursuant to the Amended Plan and the applicable Award Agreements, the Shares that are original issuance securities, will be validly issued, fully paid and nonassessable.

IES Holdings, Inc.
February 24, 2025

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
The opinion and statements expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may affect the opinion expressed herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP
102963.0151904 DMS 310014745v